EXHIBIT 2.1

Execution Version

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

BY AND AMONG

PRECISION BIOSCIENCES, INC.,

IMUGENE (USA) INC.

and

IMUGENE LIMITED

August 15, 2023

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1
1.1	Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.	1
1.2	Purchase Price and Related Matters.	5
1.3	The Closing.	6
1.4	Consents to Assignment	7
1.5	Further Assurances; Delivery of Assets	7
1.6	Withholding	7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		8
2.1	Organization, Qualification and Corporate Power	8
2.2	Authority	9
2.3	Noncontravention	9
2.4	Undisclosed Liabilities	10
2.5	Title to Acquired Assets; Sufficiency of Assets.	10
2.6	Real Property	11
2.7	Contracts.	11
2.8	Litigation	13
2.9	Labor Matters.	13
2.10	Employee Benefits.	14
2.11	Compliance with Laws and Regulatory Matters.	16
2.12	Environmental Matters.	17
2.13	Taxes.	18
2.14	Data Privacy and Protection.	19
2.15	Insurance	19
2.16	Solvency	20
2.17	Brokers’ Fees	20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		20
3.1	Organization	20
3.2	Authority	20
3.3	Noncontravention	21
3.4	Capitalization.	21
3.5	Broker’s Fees	22
3.6	Litigation	22
3.7	Buyer Material Adverse Effect.	22
3.8	Solvency	22
3.9	No Other Representations or Warranties	23

ARTICLE IV INDEMNIFICATION		23
4.1	Indemnification by Seller	23
4.2	Indemnification by the Buyer Parties	24
4.3	Claims for Indemnification; Mitigation.	24
4.4	Survival.	26
4.5	Limitations.	26
4.6	Treatment of Indemnification Payments	28
4.7	Security Agreement.	28
ARTICLE V TAX MATTERS		30
5.1	Apportionment of Certain Taxes	30
5.2	Transfer Taxes	30
5.3	Cooperation	31
ARTICLE VI OTHER AGREEMENTS		31
6.1	Access to Information and Records; Record Retention; Cooperation.	31
6.2	Retained Marks	33
6.3	Payment of Certain Monies	33
6.4	Employee Matters.	33
6.5	GMP Facility Usage	36
6.6	Deferred Assets.	37
ARTICLE VII . MISCELLANEOUS		37
7.1	Press Releases and Announcements	37
7.2	No Third-Party Beneficiaries	38
7.3	Action to be Taken by Affiliates	38
7.4	Entire Agreement	38
7.5	Successors and Assigns	38
7.6	Notices	38
7.7	Amendments and Waivers	39
7.8	Severability	39
7.9	Expenses	40
7.10	Bulk Transfer Laws	40
7.11	Specific Performance	40
7.12	Governing Law	40
7.13	Submission to Jurisdiction	40
7.14	WAIVER OF JURY TRIAL	41
7.15	Waiver of Conflicts; Privilege.	41
7.16	Construction; Certain Definitions.	42
7.17	Counterparts; Electronic Signatures	50
7.18	Time is of the Essence	50

Disclosure Schedule

Other Schedules

Schedule 1.1(a)(i) Acquired Contracts

Schedule 1.1(a)(ii) GMP Assets

Schedule 1.1(a)(iii) Laboratory Assets

Schedule 1.1(a)(iv) Inventory

Schedule 1.1(a)(vii) Other Acquired Assets

Schedule 1.1(b)(xvi) Other Excluded Assets

Schedule 1.2(b) Allocation Methodology

Schedule 3.4 Buyer Capitalization

Schedule 7.4(a) Target Employees

Schedule 6.5 GMP Facility Usage

Schedule 7.16(b)-1 Seller Knowledge Persons

Schedule 7.16(b)-2 Shared Contracts

Exhibits

Exhibit A Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B-1 Form of Lease Assignment and Assumption Agreement

Exhibit B-2 Form of Sublease Agreement

Exhibit C Form of License Agreement

Exhibit D Form of Transition Services Agreement

Exhibit E Form of Registration Rights Agreement

Exhibit F Form of Convertible Note Subscription Deed

Exhibit G Form of Guaranty Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 15, 2023 by and between Precision BioSciences, Inc., a Delaware corporation (“Seller”), Imugene (USA) Inc., a Nevada corporation (“Buyer”), and Imugene Limited, an Australian corporation (“Buyer Parent,” and together with Buyer, the “Buyer Parties”). Seller and the Buyer Parties are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from Seller, all of the Acquired Assets, and Buyer desires to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.

(a) Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of any Security Interest, all of Seller’s right, title and interest in, to, and under the following assets (collectively, the “Acquired Assets”):

(i) the agreements set forth on Schedule 1.1(a)(i) (the “Acquired Contracts”);

(ii) the tangible assets including machinery, manufacturing and other equipment, tools and tooling, instruments, furniture, fixtures and leasehold improvements, used or held for use at the GMP Facility, including all such items set forth on Schedule 1.1(a)(ii) (the “GMP Assets”), and any documents or manuals in Seller’s possession required to operate the GMP Assets, except for such items set forth on Schedule 1.1(b)(xvi);

(iii) the machinery, equipment, computer hardware (but not, for the avoidance of doubt, the software or information contained therein, which Seller shall have a right to remove therefrom), tools, instruments, furniture, fixtures and leasehold improvements used or held for use at the Laboratory Facilities set forth on Schedule 1.1(a)(iii) (the “Laboratory Assets,” and together with the GMP Assets, the “Equipment”), and any documents or manuals in Seller’s possession required to operate the Laboratory Assets;

(iv) the clinical trial materials and supplies manufactured at the GMP Facility or purchased or otherwise held for use exclusively in connection with the development of azer-cel for the treatment of cancer (the “Inventory”), which includes the Inventory set forth on Schedule 1.1(a)(iv) ;

(v) copies of personnel and employment records for Continuing Employees (subject to compliance with applicable Laws restricting disclosure); provided that Seller may retain the original records;

(vi) all of Seller’s rights under warranties, guaranties, indemnities, and all similar rights against third parties to the extent related to any Acquired Asset; and

(vii) any other assets listed on Schedule 1.1(a)(vii).

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, all right, title and interest of Seller or any of its Affiliates in, to or under the following shall constitute “Excluded Assets”:

(i) any asset, right or property of Seller or any of its Affiliates that is not expressly identified in clauses (i) through (viii) of Section 1.1(a);

(ii) all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, security deposits, Treasury bills and other marketable securities, other than the security deposit with respect to the GMP Facility Lease;

(iii) all insurance policies and all rights to insurance claims, related refunds and proceeds thereunder;

(iv) all Contracts that are not Acquired Contracts;

(v) all Intellectual Property;

(vi) all refunds of, or credits for, Taxes relating to all periods ending on or prior to the Closing Date, whether or not arising out of the Acquired Assets;

(vii) the sponsorship of, and all assets maintained pursuant to or in connection with, any Employee Benefit Plans;

(viii) all taxpayer and other identification numbers;

(ix) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a legal entity;

(x) the books, records, laboratory books, batch records and stability studies of Seller (the “Laboratory Records”);

(xi) original personnel and employment records of Target Employees;

(xii) any rights whatsoever in the name “Precision Biosciences, Inc.” in any form, formulation or presentation whatsoever or any other trademark, service mark, trade dress, logo or associated goodwill therein;

(xiii) all Regulatory Approvals;

(xiv) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, at or after the Closing relating to the items set forth in this Section 1.1(b) or to any Excluded Assets or Excluded Liabilities (whether known or unknown, matured or unmatured, accrued or contingent);

(xv) all rights of Seller or any of its Affiliates under this Agreement and the other Transaction Documents; and

(xvi) the assets, rights and property set forth on Schedule 1.1(b)(xvi).

Notwithstanding anything to the contrary herein, the Acquired Assets shall not include, and, at the Closing, Seller or its applicable Affiliate shall retain, all of the Excluded Assets; provided, however, that Buyer shall also not be restricted under, and shall not be in breach of, this Agreement from using, in connection with the use and operation of the Acquired Assets (including, for the avoidance of doubt, the operation of the GMP Facility and the research and development of azer-cel), any knowledge, skill, and expertise previously acquired by the Continuing Employees in the course of the performance of their duties at Seller (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory of such employees and without use of tangible copies of any confidential information of Seller; provided that use of such Residuals is on an “as is, where is” basis at Buyer’s sole risk.

(c) Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and discharge when due all Assumed Liabilities. As used in this Agreement, “Assumed Liabilities” means, collectively, all of the following Liabilities (other than Excluded Liabilities) relating to the Acquired Assets, whether arising out of Law, contract or otherwise:

(i) all Liabilities arising out of, relating to or in connection with the Acquired Contracts from and after the Closing Date (provided that such Liabilities do not arise out of a pre-Closing breach of such contract by Seller);

(ii) all Liabilities relating to Hazardous Materials or any other environmental matters in connection with the Acquired Assets or the Leased Real Property arising or occurring on or after the Closing Date;

(iii) all Liabilities relating to violation or breach (or alleged violation or breach) of any Law (including any Environmental Law) in connection with the ownership, control or use of the Acquired Assets occurring from and after the Closing; and

(iv) all other Liabilities to the extent arising out of or relating to the ownership, control or use of the Acquired Assets by Buyer from and after the Closing.

(d) Excluded Liabilities. It is expressly understood and agreed that, except for the Assumed Liabilities, and without limiting Buyer’s or any of its Affiliates’ obligations under any other Transaction Document, Buyer shall not assume, shall not take subject to and shall not be liable for any other Liabilities of Seller (the “Excluded Liabilities”). For clarity, the Excluded Liabilities shall include, among others, the following Liabilities of Seller:

(i) subject to Section 1.6 and Article V, any Liability for any Taxes, including (A) any Tax of Seller with respect to any Taxable period (or portion thereof), whether before or after the Closing Date, other than Taxes relating to the ownership or operation of the Acquired Assets from and after the Closing, (B) any Tax of Seller resulting from or attributable to the consummation of the Transactions, (C) any Taxes relating to the ownership or operation of the Acquired Assets for the Taxable periods (or portions thereof) ending on the Closing Date (including any amounts required to be withheld from payments to employees or independent contractors), or (D) any Taxes of any person other than Seller under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise;

(ii) all trade accounts payable accrued and unpaid or other current liabilities of Seller as of immediately prior to the Closing;

(iii) all Liabilities relating to Hazardous Materials or any other environmental matters in connection with the Acquired Assets or the Leased Real Property to the extent existing as of immediately prior to the Closing;

(iv) all arbitrations, claims, actions or proceedings arising out of or relating to the manufacture, production or Exploitation of any products or product candidates within the Acquired Assets or the ownership, sale, lease or use of any of the Acquired Assets, in each case, solely to the extent based on actions, events or circumstances arising prior to the Closing;

(v) all Indebtedness of Seller;

(vi) all Liabilities to the extent arising out of or relating to the Excluded Assets;

(vii) all Liabilities to the extent resulting from or arising out of Seller’s ownership, operation or control of the Acquired Assets prior to the Closing;

(viii) all Liabilities to any stockholders of Seller in their capacity as such;

(ix) all Liabilities for wrongful conduct occurring prior to the Closing Date of employees of Seller;

(x) all Liabilities in respect of Transaction Costs; and

(xi) all Liabilities to third parties in respect of breaches or other disputes under the Acquired Contracts or the Shared Contracts to the extent existing prior to the Closing.

1.2 Purchase Price and Related Matters.

(a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement and the other Transaction Documents, Buyer shall (i) at the Closing (A) assume the Assumed Liabilities as provided in Section 1.1(c), (B) pay to Seller, in cash, by wire transfer of immediately available funds, an amount equal to $8,304,000 (the “Closing Cash Consideration”), and (C) issue to Seller convertible notes (the

“Convertible Notes”), pursuant to the terms and conditions set forth in the Convertible Note Subscription Deed in the form set forth on Exhibit F hereto (the “Convertible Note Subscription Deed”) and the Note Deed Poll (the “Note Deed Poll”) in the form set forth on Schedule 4 thereto (collectively, the “Purchase Price”).

(b) Allocation. Not later than sixty (60) days following the Closing, Buyer shall prepare and deliver to Seller a statement of allocation which shall provide for the allocation of the Purchase Price (inclusive of the Assumed Liabilities, treated as consideration paid to Seller pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”)) among the Acquired Assets (the “Allocation Schedule”). Such Allocation Schedule shall be prepared in accordance with the provisions of Code Section 1060 and the Treasury Regulations promulgated thereunder and applying the methodology set forth on Schedule 1.2(b) to determine the agreed fair market value of the Acquired Assets as contemplated in Treasury Regulation Section 1.1060‑1(c)(4), (the “Allocation Methodology”). Within thirty (30) days after the receipt of such Allocation Schedule, Seller will propose to Buyer in writing any reasonable changes to such Allocation Schedule together with reasonable support for such changes (and in the event that no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Allocation Schedule). Buyer and Seller will attempt in good faith to resolve any differences with respect to the Allocation Schedule, in accordance with the Allocation Methodology, within fifteen (15) days after Buyer’s receipt of a timely written notice of objection from Seller. If Buyer and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to the Independent Accountant for resolution, in accordance with the Allocation Methodology. Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of such Purchase Price, which report shall, absent manifest error, be conclusive and binding upon Buyer and Seller. The fees and expenses of the Independent Accountant in respect of such report shall be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall each file or cause to be filed IRS Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on the Allocation Schedule as so finalized, and (except as set forth below relating to a revised Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the Allocation Schedule. In the event that any adjustment is required to be made to the Allocation Schedule as a result of any adjustment to the Purchase Price pursuant to Article IV of this Agreement or otherwise, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Schedule reflecting such adjustment. Such revised Allocation Schedule shall be prepared consistent with the Allocation Methodology and subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Schedule. Each of Buyer and Seller shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustments as so finalized for its Taxable year that includes the event or events giving rise to such adjustment, and (except as required by any future revised Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Schedule.

1.3 The Closing.

(a) Time and Location. The closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or such other date or time as the Parties may mutually determine (the “Closing Date”).

(b) Actions at the Closing. At the Closing:

(i) Seller and Buyer shall execute and deliver to each other a bill of sale and assignment and assumption agreement (the “Bill of Sale and Assignment and Assumption Agreement”) in the form attached hereto as Exhibit A;

(ii) Seller and Buyer shall execute and deliver to each other (A) a lease assignment and assumption agreement (the “Lease Assignment and Assumption Agreement”) in the form attached hereto as Exhibit B-1 assigning a leasehold interest in the leased real property described therein and in any structures, improvements, buildings and facilities located on such leased real property (the “GMP Facility”) and (B) a sublease agreement (the “Sublease Agreement”) in the form attached hereto as Exhibit B-2 assigning a sublease interest in the leased real property described therein and in any structures, improvements, buildings and facilities located thereon (the “Laboratory Facilities,” and collectively with the GMP Facility, the “Leased Real Property”);

(iii) Seller and Buyer shall execute and deliver to each other a license agreement (the “License Agreement”) in the form attached hereto as Exhibit C;

(iv) Seller and Buyer shall execute and deliver to each other a transition services agreement (the “Transition Services Agreement”) in the form attached hereto as Exhibit D;

(v) Seller and the Buyer Parties shall execute and deliver to each other the Convertible Note Subscription Deed and the Note Deed Poll, and Buyer shall issue Seller the Convertible Notes in accordance therewith;

(vi) Seller and Buyer Parent shall execute and deliver to each other a registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit E;

(vii) Seller and Buyer Parent shall execute and deliver to each other the guaranty agreement (the “Guaranty Agreement”) in the form attached hereto as Exhibit G; and

(viii) Seller shall deliver to Buyer a properly completed and duly executed IRS Form W-9.

1.4 Consents to Assignment

. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller or Buyer thereunder and such consent is not obtained at or prior to the Closing (a “Deferred Consent”). With respect to each Deferred Consent, (a) the Acquired Asset to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) for a period of twelve (12) months after the Closing, Seller and Buyer shall, at Buyer’s expense, cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Seller shall not be required to make any payments that are not reimbursed by Buyer or agree to any material undertakings in connection therewith; and (c) until such Deferred Consent is obtained or a replacement Contract is entered into by Buyer or an Affiliate of Buyer, Seller and Buyer shall, at Buyer’s expense, cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other Liabilities imposed on Seller or any of its Affiliates under the Deferred Item) and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other Liabilities imposed on Seller or any of its Affiliates) with respect to the Deferred Item.

1.5 Further Assurances; Delivery of Assets

. At any time and from time to time after the Closing Date, as and when requested by any Party and at the requesting Party’s expense, the other Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the Transactions. Subject to the terms and conditions of this Agreement, Seller shall move or otherwise transport the tangible Acquired Assets (except for Acquired Assets that will remain at the Leased Real Property) to the Leased Real Property within twenty (20) Business Days after the Closing Date, as applicable. The Seller shall pay the costs of and bear the risks associated with the physical removal, shipping and transfer of any Acquired Assets to the Buyer; provided that Buyer agrees to cooperate with the Seller in a commercially reasonable manner, at the Seller’s expense, with respect to such removal, shipping, transfer and move.

1.6 Withholding

. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) as Buyer reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or non-U.S. Tax Law; provided, however, if the Buyer Parties determine that any withholding or deduction is required under applicable Tax Law with respect to any payment under this Agreement, then the Buyer shall use commercially reasonable efforts to provide notice to Seller as promptly as reasonably practicable prior to making such payment, and the Buyer shall reasonably cooperate to reduce or eliminate such withholding or deduction, including by providing any applicable forms or exemption certificates, and the Buyer shall provide to Seller any Tax receipts or other evidence of payment in respect of any deductions or withholdings made. The Buyer Parties acknowledge and agree that, if any Tax, including any Australian Royalty Withholding Tax, but excluding any such Tax resulting from failure of the

Seller to provide the form described in Section 1.3(b)(viii), is required to be deducted or withheld from any payment to Seller hereunder, the Buyer Parties shall pay an additional amount together with the payment so that, after making any deduction or withholding on account of such Tax (including any deduction or withholding on the additional payment), Seller receives an amount equal to the payment which would have been due if no such deduction or withholding had been required.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof that the following representations and warranties are true and correct, except (a) as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”) or (b) as otherwise contemplated by this Agreement.

2.1 Organization, Qualification and Corporate Power

. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to conduct business under the laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Target Material Adverse Effect. Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Target Material Adverse Effect” means any event, change, effect, development or circumstance that has a material adverse effect on the Acquired Assets, taken as a whole; provided, however, that a “Target Material Adverse Effect” shall not include any adverse event, change, effect, development or circumstance directly or indirectly resulting from, arising out of or attributable to (a) actions taken by the Parties pursuant to this Agreement or at the request or with the consent of the Buyer Parties, or the failure to take any action prohibited by this Agreement; (b) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, the consummation of the Transactions, the identity of (or facts or circumstances related to) the Buyer Parties, or any communications or disclosure by or on behalf of any Party regarding this Agreement or the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, licensors, licensees, partners, suppliers, vendors or employees; (c) changes in Seller’s industry or in markets generally and not specifically relating to the Acquired Assets (including any such changes arising out of the Pandemic); (d) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (e) changes in general legal, Tax, regulatory, political or business conditions in any country or region; (f) national or international political, regulatory or social conditions, including acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (g) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, outbreak of any disease or other public health event (including, for the avoidance of doubt, the Pandemic and responses thereto) and other force majeure events in any country or region; (h) changes in Law (including the Pandemic Measures) or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards, rules or principles (or the interpretation thereof); and (i) any change, development or state of facts relating to (A) the products or product candidates of any third party, including the entry into the market of products competitive with any product or product candidate of the Acquired Assets, (B) any failure to receive any Regulatory Approvals for any product or product candidate, any failure to conduct successful clinical trials for any product or product candidate, or any other regulatory development affecting any product candidate, or (C) the results of, or any announcement or publication related to, any clinical trials or studies undertaken by any third party and any negative publicity or unfavorable media attention resulting therefrom.

2.2 Authority

. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate and other action on the part of Seller. This Agreement has been, and the other Transaction Documents will be, upon execution thereof, duly and validly executed and delivered by Seller and, assuming this Agreement and the other applicable Transaction Documents constitute or will, upon execution, constitute the valid and binding agreement of Buyer or Buyer Parent, as applicable, constitutes or will, upon execution, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Enforceability Exceptions”).

2.3 Noncontravention

. Neither the execution and delivery of this Agreement or the Transaction Documents by Seller, nor the consummation by Seller of the Transactions, will:

(a) conflict with or violate any provision of the Governing Documents of Seller;

(b) require on the part of Seller any Regulatory Approval filing with, or any Permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental authority or agency (a “Governmental Entity”), except for any filing, Permit, authorization, consent or approval that would not reasonably be expected to be material to the ownership and use of the Acquired Assets;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any Acquired Contract, except for those Acquired Contracts set forth on Section 2.3(c) of the Disclosure Schedule, in each case, except as would not reasonably be expected to be material to the ownership and use of the Acquired Assets;

(d) result in the imposition of any Security Interests upon any of the Acquired Assets; or

(e) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of or its properties or assets, except for any violation that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

2.4 Undisclosed Liabilities

. To Seller’s Knowledge, Seller (solely with respect to the Acquired Assets) does not have any Liability that would be required to be included on a balance sheet in compliance with GAAP, except for (a) Liabilities constituting future performance obligations under the Acquired Contracts, (b) Liabilities incurred in the ordinary course of business (none of which relate to a breach of any Acquired Contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities disclosed on the Disclosure Schedule, (d) Excluded Liabilities and (e) Liabilities that would not reasonably be expected to have a Target Material Adverse Effect.

2.5 Title to Acquired Assets; Sufficiency of Assets.

(a) Seller has good and marketable title to, a valid leasehold interest in or a valid license to use all of the material tangible personal property included in the Acquired Assets, free and clear of any Security Interests. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, landlord’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) liens for Taxes not yet due and payable, (e) liens for Taxes which are being contested in good faith and by appropriate proceedings, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (g) liens under Intellectual Property licenses, (h) liens arising solely by action of any Buyer Party (including, for the avoidance of doubt, under any Indebtedness or other secured obligations of Buyer or any Affiliate of Buyer), (i) Security Interests granted to Seller under this Agreement and (j) liens which do not materially and adversely impair the use of the Acquired Assets, taken as a whole.

(b)  As a result of the consummation of the Transactions and the execution of the instruments of transfer contemplated by this Agreement, assuming all Transaction Documents are fully executed, the accuracy of Buyer’s representations and warranties herein, and the conditions to Closing occur or are waived in writing, Buyer will, upon the Closing, hold good, valid and marketable title to, a valid leasehold interest in or a valid license to use, the Acquired Assets, free and clear of all Security Interests.

(c) Assuming (i) receipt of the consents applicable to the Acquired Contracts indicated in Schedule 1.1(a)(i), (ii) the transfer or replacement of the Permits set forth on Section 2.11(f) of the Disclosure Schedule, and (iii) the replacement of the Shared Contracts, the Acquired Assets, together with the services, assets, and Intellectual Property and other rights granted to the Buyer Parties under the Transaction Documents, are sufficient to enable the Buyer Parties, immediately following the Closing, to conduct the research of azer-cel for the treatment of cancer at its present stage of clinical development in all material respects as conducted by Seller as of the date hereof, except as set forth in Section 2.5(c) of the Disclosure Schedule.

2.6 Real Property

. Seller does not own any real property that relates to the Acquired Assets. Section 2.6 of the Disclosure Schedule includes a complete and accurate list of all the real property leases included in the Acquired Assets (the “Leases”). Seller has made available to Buyer correct and complete copies of the Leases, each as amended to date. To the Knowledge of Seller, as of the date hereof, the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves included as part of, or located on or at, the Leases and Seller’s activities at the Leases, are not in material violation of, or in material conflict with, any applicable zoning regulations or ordinances. Seller has the right to quiet enjoyment of the real property subject to each Lease for the full term of such Lease. As of the date hereof, there exist no defaults on the part of Seller under the Leases nor, to the Knowledge of Seller, any state of facts which, upon notice or lapse of time, or both, would constitute a default under the Leases.

2.7 Contracts.

(a) As of the date of this Agreement, except as set forth in Section 2.7 of the Disclosure Schedule, the Acquired Contracts do not include, and, except for the Shared Contracts, there are no Contracts of Seller in effect on the date hereof that relate primarily to the Acquired Assets and to which, effective as of the Closing, the Acquired Assets will be subject that include:

(i) any agreement entered into other than in the ordinary course of business pursuant to which Seller received more than $[***] in the year ended December 31, 2022 or would reasonably be expected to receive more than such amount in the year ending December 31, 2023;

(ii) any lease or other agreement under which Seller is lessee of, or holds or operates, any machinery, equipment or other tangible personal property owned by a third party that is material to the ownership, operation and control of the Acquired Assets, taken as a whole.

(iii) any agreement entered into other than in the ordinary course of business for the purchase of services, materials, supplies or equipment which involved the payment by Seller of more than $[***] in the year ended December 31, 2022 or would reasonably be expected to involve the payment of more than such amount in the year ending December 31, 2023;

(iv) any agreement establishing a partnership or joint venture or any research, collaboration or development agreement, other than any such agreement entered into in the ordinary course of business that is terminable by Seller without penalty with 60 days’ or less notice;

(v) any agreement evidencing indebtedness for borrowed money or any guaranty thereof or any Security Interest in the Acquired Assets;

(vi) any agreement between Seller and any director, officer or employee of Seller, other than offer letters for at-will employment that do not provide for any severance benefit upon termination of employment;

(vii) any contract, agreement or other arrangement granting a right of first offer, right of first refusal, or any purchase rights to any Acquired Asset that is material to the ownership and use of the Acquired Assets;

(viii) any contract, agreement or other arrangement imposing a non-competition or non-solicitation  obligation, including exclusive dealing arrangements, that, following the Closing, would be binding on Buyer, except for any such contract, agreement or arrangement that is terminable by Seller without penalty or payment upon 60 days’ or less notice;

(ix) any licenses of any material Intellectual Property owned by a third party, other than “off-the-shelf” or “shrink wrap” licenses entered in the ordinary course of business; or

(x) any settlement agreements related to the Acquired Assets.

(b) Seller has made available to Buyer a correct and complete copy of each Acquired Contract and Shared Contract. With respect to each Acquired Contract and Shared Contract:

(i) such Contract is a legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of each other party thereto (except as enforceability may be limited by the Enforceability Exceptions);

(ii) there exist no material breaches or defaults of Seller thereunder;

(iii) to Seller’s Knowledge, no event has occurred and no condition exists that constitutes, or which, with notice and/or the passage of time would constitute, a material breach, a default or event of default by Seller under such Contract; and

(iv) Seller has not made a claim with respect to, or to Seller’s Knowledge, received notice of, any material breach or default by any party thereto.

(c) Section 2.7(c) of the Disclosure Schedule sets forth all of the Milestone Payments (as defined in the [***] License) previously paid by Seller under the [***] License and all of the credits that have accrued to either Seller or [***] (“[***]”) under the [***] Agreements as of the Closing Date. There are no payments currently due and payable to [***] under or in connection with the [***] Agreements.

2.8 Litigation

. Except as set forth on Section 2.8 of the Disclosure Schedule, there are no and has not been for the last [***] years, any (a) judgment, order, decree, stipulation or injunction specifically naming Seller relating to the Acquired Assets or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity relating to the Acquired Assets to which

Seller is a party or, to Seller’s Knowledge, which has been threatened in writing against Seller that, in the case of either clause (a) or (b), would reasonably be expected to be material to the ownership, operation and control of the Acquired Assets.

2.9 Labor Matters.

(a) Section 2.9 of the Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining or works council agreement related to the Continuing Employees to which Seller is a party or is bound. Seller (solely with respect to the Continuing Employees) has not experienced since [***], any material strikes, grievances, claims of unfair labor practices or other collective bargaining or works council disputes.

(b) Section 2.9(b)(i) of the Disclosure Schedule sets forth a complete and correct list of all Target Employees (including names, title/positions, dates of hire, status (active or on leave of absence), and annual compensation or rates of pay). Except as set forth on Section 2.9(b)(ii) of the Disclosure Schedule, no Target Employee has given as of the date hereof written notice of an intention to leave Seller’s employ before or after the Closing. Subject to applicable Laws, upon termination of the employment or engagement of any employees of Seller, Buyer shall not be liable, by reason of the purchase of the Acquired Assets or anything done prior to the Closing Date, to any Target Employees for severance, retention pay or any other compensation payments (including accrued salary, vacation or sick pay in accordance with normal policies) with respect to pre-Closing periods.

(c) Seller is, and has been for the last [***] years, with respect to the Continuing Employees, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, training, and recordkeeping, including any provisions relating to (i) wages, hours, meal and rest periods, bonuses, overtime pay, commissions, termination pay, vacation pay, sick pay, any other form of compensation, and classification of employees or contractors for purposes of compensation or otherwise; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) leaves of absence and accommodation of disability or religion; and (v) immigration and records supporting authorization to work in the United States, workers’ compensation, disability, unemployment compensation, employee privacy rights, whistleblower laws, and all other federal, state and local employment Laws. Seller is not, and has not been for the last [***] years, engaged in any unfair labor or unlawful employment practice with respect to the Continuing Employees. With respect to the Continuing Employees, there is no (i) wage complaint or investigation pending with the United States Department of Labor’s Wage and Hour Division, the North Carolina Department of Labor, the North Carolina Attorney General, or, to the Knowledge of Seller, threatened in writing, against or involving or affecting Seller; (ii) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the “EEOC”), any EEOC recognized state “referral agency,” any state or federal court, or, to the Knowledge of Seller, threatened in writing, against or involving or affecting the Continuing Employees; or (iii) unfair labor practice charge or complaint against Seller involving the Continuing Employees pending before the National Labor Relations Board, or to the Knowledge of Seller, threatened in writing, against or involving or affecting Seller involving the Continuing Employees.

(d) There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending or, to the Knowledge of Seller, threatened in writing, against Seller (whether under federal or state law, under any employment agreement or otherwise) asserted by any Continuing Employee or by any Governmental Entity with respect to any Continuing Employee. Seller is not subject to any actions, suits, claims or legal, administrative or arbitratorial proceedings or Governmental Entity inquiry or investigation relating to any Continuing Employee. No Governmental Entity has issued any finding of any violation of any Law regarding the Continuing Employees in their capacity as employees of Seller.

2.10 Employee Benefits.

(a) Section 2.10(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans currently maintained, or contributed to, by Seller or any ERISA Affiliate for the benefit of Target Employees (and their beneficiaries) (the “Target Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and any other written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, retention bonuses, fringe benefits, flexible spending accounts, insurance premium reimbursements or other benefits, but excluding any Employee Benefit Plan maintained or contributed to under foreign law. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller. Complete and accurate copies of all Target Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to Buyer. Each Target Benefit Plan has been administered in accordance with its terms and Seller has met its obligations with respect to such Target Benefit Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to be material to the ownership and use of the Acquired Assets. Seller and the Target Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code, except for any failure to so comply that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

(b) There are no claims (except claims for benefits payable in the normal operation of the Target Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Target Benefit Plan or asserting any rights or claims to benefits under any Target Benefit Plan, or, to Seller’s Knowledge, investigations by any Governmental Entity involving any Target Benefit Plan, except for any such claims, suits, proceedings or investigations that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

(c) The Target Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or advisory letters from the Internal Revenue

Service to the effect that such Target Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Target Benefit Plans.

(d) None of Seller or its ERISA Affiliates has within the past [***] years (i) maintained an Employee Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as described in Section 4001(a)(3) or Section 3(37) of ERISA), in each case of clauses (i) and (ii) solely with respect to the ownership and use of the Acquired Assets.

(e) There are no unfunded obligations under any Target Benefit Plan providing welfare benefits after termination of employment to any Target Employee (or to any beneficiary of any such Target Employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws and the extension of coverage during severance periods.

(f) No act or omission has occurred and no condition exists with respect to any Target Benefit Plan maintained by Seller or any ERISA Affiliate that would subject Seller or any ERISA Affiliate to any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code (other than Liabilities for benefits accrued under Target Benefit Plans for employees of Seller and each of their beneficiaries), except for any fine, penalty, Tax or Liability that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

(g) The Parties agree that the only representations and warranties of Seller in this Agreement as to any matters relating to employee benefits are those contained in this Section 2.10.

2.11 Compliance with Laws and Regulatory Matters.

(a) Seller (solely with respect to the Acquired Assets) is in compliance with all applicable Laws of any Governmental Entity currently in effect with respect to the Acquired Assets, including the FDCA and applicable implementing regulations and guidance issued by the FDA thereunder, except in each case where the failure to comply therewith would not reasonably be expected to be material to the ownership and use of the Acquired Assets. As of the date of this Agreement, Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Acquired Assets alleging any failure to so comply, other than those that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

(b) All material filings, declarations, listings, registrations, reports or submissions, including adverse event and other safety reports, required to be filed by Seller with any Regulatory Authority with respect to the Acquired Assets have been filed. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable laws when filed (except for any noncompliance that would not reasonably be expected to be material to the ownership and use of the Acquired Assets), and, as of the date of this Agreement, no material deficiencies have been asserted in writing by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c) All preclinical and clinical investigations with respect to any product or product candidate sponsored by or on behalf of Seller are being conducted in compliance with applicable laws, including Good Clinical Practices (as defined in the FDCA) and the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder, and any applicable state privacy laws, except in each case for any noncompliance that would not reasonably be expected to be material to the ownership and use of the Acquired Assets. As of the date of this Agreement, Seller has not received any written notice from any Regulatory Authority with respect to any clinical or pre-clinical studies or tests concerning the Acquired Assets and requiring the termination, suspension or material modification of such studies or tests. To Seller’s Knowledge, no person involved in any preclinical and clinical investigations concerning the Acquired Assets and sponsored by Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law.

(d) Seller has made available to Buyer all applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all preclinical studies and other data, relating to the Acquired Assets in Seller’s possession or control, in each case to the extent requested by Buyer and material to the ownership, control and use of the Acquired Assets.

(e) Seller has not made an untrue statement of a material fact to any Regulatory Authority, nor failed to disclose to any Regulatory Authority any material fact required to be disclosed to such Regulatory Authority, in violation of the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991). To Seller’s Knowledge, as of the date of this Agreement, Seller (solely with respect to the Acquired Assets) (A) is not the subject of any pending or threatened investigation by any Regulatory Authority pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy, or similar policy, and (B) has not received any notification of any such potential investigation. Seller (solely with respect to the Acquired Assets) has not been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. Section 335a(b) or any similar law.

(f) Seller currently has all Permits that are required for the operation of the Acquired Assets as presently conducted by Seller, a list of which is set forth on Section 2.11(f) of the Disclosure Schedule. As of the date hereof, Seller is not in default or violation (and, to Seller’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit held by Seller required for the operation of the Acquired Assets, except where such default or violation would not reasonably be expected to be material to the ownership, operation and control of the Acquired Assets.

2.12 Environmental Matters.

(a) Seller owns, holds or is in possession of all material Permits issued under Environmental Laws that are required for the operation of the Acquired Assets as presently conducted, except where the absence of which would not reasonably be expected to result in material liability to Seller (“Environmental Permits”). As of the date hereof, Seller is not in default or violation (and, to Seller’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Environmental Permit, except where such default or violation would not reasonably be expected to be material to the ownership, operation and control of the Acquired Assets.

(b) As of the date of this Agreement, Seller has not received any written notice or written report regarding any actual or alleged releases, discharges or spills of Hazardous Materials by Seller (solely with respect to the Acquired Assets) in violation of any Environmental Laws, except for any such violation that would not reasonably be expected to be material to the ownership and use of the Acquired Assets. As of the date of this Agreement, Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Acquired Assets alleging any failure to so comply, other than those that would not reasonably be expected to be material to the ownership and use of the Acquired Assets.

(c) The Parties agree that the only representations and warranties of Seller in this Agreement as to any Environmental Laws, Hazardous Materials or any other environmental matters are those contained in this Section 2.12.

2.13 Taxes.

(a) All Tax Returns (including any consolidated, combined, unitary, or other similar Tax Return that includes or is required to include Seller) required to be filed by Seller or otherwise with respect to the Acquired Assets have been timely filed. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed or required to be paid by Seller or otherwise with respect to the Acquired Assets, whether or not shown or required to be shown on any Tax Return, have been paid. Seller has not received written notice of any claim by any taxing authority in any other jurisdiction that it or the Acquired Assets are or may be subject to taxation by that jurisdiction.

(b) No Tax liens have been filed and no claims have been asserted or threatened in writing with respect to any Taxes due with respect to the Acquired Assets that have not been paid in full or otherwise settled.

(c) No audit or administrative or judicial Tax examination or proceeding is pending or is being conducted with respect to Seller or otherwise related to the Acquired Assets. Seller has not received any communication from any taxing authority that such an audit or proceeding is forthcoming. No deficiency for any Taxes has been proposed, or is expected to be proposed, against Seller or otherwise with respect to the Acquired Assets, which deficiency has not been paid in full, and Seller does not know of any basis for the assertion of such a Tax deficiency.

(d) There are no outstanding agreements, waivers or arrangements extending (or requesting the extension of) the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller or otherwise with respect to the Acquired Assets for any Taxable period. No written rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Governmental Entity with respect to Seller, or otherwise with respect to the Acquired Assets.

(e) Seller has never been a member of any affiliated group filing or required to file a consolidated, combined, unitary or other similar Tax Return, in each case, except any such group with respect to which Seller is or was the common parent. Seller (i) is not and never has been a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement and (ii) does not have any Liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, or otherwise.

(f) Seller has not been nor is it currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable Law or regulation relating to the payment, collection or withholding of Taxes, or the remittance thereof, and all such withholding and payroll Tax requirements required to be complied with by such person up to and including the date hereof have been satisfied.

(g) None of the Acquired Assets include any stock or other ownership interest in any U.S. or non-U.S. corporation, joint venture, partnership, limited liability company, business trusts, or other entities, any stock of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. Law) or “passive foreign investment company” within the meaning of Section 1297 of the Code. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(h) For purposes of this Section 2.13, and Article V, any reference to Seller shall be deemed to include any subsidiary of Seller and any person that merged with, was liquidated into, or otherwise was a predecessor of Seller or any such subsidiary.

2.14 Data Privacy and Protection.

(a) Seller is, and has been in the [***] years prior to the Closing Date, in compliance in all material respects with all Privacy Requirements affecting the Acquired Assets.

(b) Seller has adopted a written information security program (“WISP”) in compliance in all material respects with Privacy Requirements to govern the protection of all Personal Information processed by or on behalf of Seller included in the Acquired Assets. Seller has made available to Buyer (a) Seller’s WISP and (b) other applicable security program documents, including Seller’s incident response policies, encryption standards and/or other computer security protection policies or procedures, that constitute compliance with Privacy Requirements.

(c) During the past [***] years, Seller has not received notice in writing regarding any actual, alleged or asserted violation of any Privacy Requirement relating to the Acquired Assets.

(d) During the past [***] years, to the Knowledge of Seller, no Personal Data relating to the Acquired Assets has been processed by or on behalf of Seller, or transferred by or on behalf of Seller to any third party, in violation of any Privacy Requirement. There are no notices, claims, investigations or proceedings pending, or, to the Knowledge of Seller, threatened, by state or federal agencies, or private parties involving notice or information to individuals that Personal Information processed by or on behalf of Seller relating to the Acquired Assets has been compromised, lost, taken, accessed or misused. Seller has not received any notice regarding any violation of any Privacy Requirement relating to the Acquired Assets.

(e) During the last [***] years, Seller has no Knowledge of any act or attempt, successful or unsuccessful, to gain unauthorized access to, disrupt or misuse any information system of Seller included in the Acquired Assets or information stored on such information system included in the Acquired Assets that required or would be reasonable likely to require notification to any person or Governmental Entity pursuant to any Privacy Requirement, or that has caused or would be reasonably expected to cause a material disruption to the ownership, operation and control of the Acquired Assets.

2.15 Insurance

. Section 2.15(a) of the Disclosure Schedule sets forth a true and correct list of all current policies or binders of fire, theft, casualty, comprehensive general liability, workers compensation and employers liability, directors’ and officers’ liability, business interruption, environmental, products and professional liability and automobile insurance providing coverage with respect to the Acquired Assets or the Target Employees. Such policies and binders are in full force and effect and are, to the Knowledge of Seller, reasonably adequate for the ownership and operation of the Acquired Assets and are in conformity with the requirements of all Acquired Contracts. Seller is not in material default with respect to any provision contained in any such policy or binder nor has Seller failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All material injuries, incidents or claims relating to participants who are Target Employees in the workers’ compensation insurance, medical expense plans and health care plans utilized by Seller that occurred prior to Closing have been reported to the respective insurer in accordance with the respective policy or plan. For the last [***] years, no insurer with respect to Seller’s workers compensation insurance has denied Seller coverage on any claims made with respect to Target Employees with respect to such insurance. Section 2.15(b) of the Disclosure Schedule lists any outstanding claims with respect to Seller’s workers compensation insurance for any Target Employees who are participants in the workers’ compensation insurance utilized by Seller.

2.16 Solvency

Immediately after giving effect to the consummation of the Transactions, Seller shall be solvent and shall (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business (including the performance of its obligations under the Transaction Documents). No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or the Buyer Parties. In connection with the Transactions, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

2.17 Brokers’ Fees

. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions, other than any such fees or commissions that constitute Excluded Liabilities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties jointly and severally represent and warrant to Seller as of the date hereof that the following representations and warranties are true and correct:

3.1 Organization

. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable.

3.2 Authority

. Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by the Buyer Parties, the performance by the Buyer Parties of their respective obligations hereunder and thereunder and the consummation by the Buyer Parties of the Transactions have been duly and validly authorized by all necessary corporate and other action on the part of each Buyer Party. This Agreement has been, and the other Transaction Documents will be, upon execution thereof, duly and validly executed and delivered by the applicable Buyer Parties and, assuming this Agreement and the other Transaction Documents constitute or will, upon execution, constitute the valid and binding obligation of Seller, constitutes or will, upon execution, constitute a valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

3.3 Noncontravention

. Subject to compliance with applicable Antitrust Laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the Transactions, will:

(a) conflict with or violate any provision of the Governing Documents of Buyer or require approval by the Buyer Shareholders pursuant to the terms of the Governing Documents of Buyer or any Law;

(b) require on the part of Buyer any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, consent or waiver which would not be material to the business and operations of

Buyer, taken as a whole, and would not be material to the Buyer’s ability to consummate the Transactions without delay; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Capitalization.

(a) Buyer Parent has (a) 6,423,039,111 ordinary shares in its capital (“Ordinary Shares”) and (b) no other shares, including preference shares, issued and outstanding. All of the issued and outstanding Ordinary Shares and other equity interests of Buyer Parent are set forth on Schedule 3.4(a). All of the issued and outstanding shares and other equity interests of Buyer Parent have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Buyer or any contract or agreement to which Buyer is a party or by which Buyer or its securities are bound. Buyer does not hold, directly or indirectly, any of its shares or other equity interests in its treasury.

(b) Schedule 3.4(b) sets forth the beneficial and record owners of all outstanding securities convertible into, or exercisable or exchangeable for, the securities of Buyer Parent (the “Buyer Convertible Securities”) (including in each case the issuance date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 3.4(b), there are no Buyer Convertible Securities, preemptive rights or rights of first refusal or first offer, nor are there any contracts, commitments, arrangements or restrictions to which Buyer Parent or, to the knowledge of Buyer Parent, any of its security holders is a party or otherwise subject or relating to any equity securities of Buyer Parent, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Buyer Parent. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Buyer Parent’s securities. There are no outstanding contractual obligations of Buyer Parent to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has Buyer Parent granted any registration rights to any person with respect to its equity securities. All of Buyer Parent’s issued and outstanding securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 3.4(b), as a result of the consummation of the Transactions, no equity interests of Buyer Parent are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of Buyer Parent will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.5 Broker’s Fees

. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Litigation

. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.7 Buyer Material Adverse Effect.

Since January 1, 2023, there has been no Buyer Material Adverse Effect.

3.8 Solvency

Immediately after giving effect to the consummation of the Transactions, each Buyer Party shall be solvent and shall (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business (including the performance of its obligations under the Transaction Documents). No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer Parties or Seller. In connection with the Transactions, the Buyer Parties have not incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

3.9 No Other Representations or Warranties

. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (in each case as qualified and limited by the Disclosure Schedule), (i) none of Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has made or is making (and Seller hereby expressly disclaims) any express or implied representation or warranty (including any warranty of habitability, merchantability or fitness for a particular purpose) with respect to the Acquired Assets or the Assumed Liabilities, including with respect to any information provided or made available to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person in connection with this Agreement, the Transactions or otherwise, and (ii) none of Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, will have or be subject to any Liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any such information provided or made available to any of them by Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transactions, and (subject to the express representations and warranties of Seller set forth in Article II (in each case as qualified and limited by the Disclosure Schedule)) none of Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV
INDEMNIFICATION

4.1 Indemnification by Seller

. Subject to the terms and conditions of this Article IV, from and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, and pay any and all Damages incurred or suffered by Buyer or any Affiliate thereof arising out of, caused by or resulting from, directly or indirectly, any of the following:

(a) any inaccuracy in or breach of any representation or warranty of Seller contained in Article II;

(b) failure to perform any covenant or agreement of Seller contained in this Agreement, the Bill of Sale, the Lease Assignment and Assumption Agreement or the Sublease Agreement; or

(c) the Excluded Assets or the Excluded Liabilities.

4.2 Indemnification by the Buyer Parties

. Subject to the terms and conditions of this Article IV, from and after the Closing, the Buyer Parties shall jointly and severally indemnify Seller in respect of, and hold Seller harmless against, and pay any and all Damages incurred or suffered by Seller or any Affiliate thereof arising out of, caused by or resulting from, directly or indirectly, any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Buyer Parties contained in Article III;

(b) failure to perform any covenant or agreement of any Buyer Party contained in this Agreement, the Bill of Sale, the Lease Assignment and Assumption Agreement or the Sublease Agreement;

(c) all Taxes (i) relating to the ownership or operation of the Acquired Assets for any taxable period (or portions thereof) beginning after the Closing and (ii) any Tax for which Buyer is responsible pursuant to Article V;

(d) any Liabilities arising from the employment of the Continuing Employees by the Buyer Parties or any of their respective Affiliates; or

(e) (i) the Acquired Assets, to the extent such Damages arise from and after the Closing, and (ii) the Assumed Liabilities.

4.3 Claims for Indemnification; Mitigation.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim (a “Third-Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures. A Party or its Affiliate entitled to indemnification under this Article IV (an “Indemnified Party”) shall give prompt written notice (the “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Third-Party Claim; provided, however, that any failure to give prompt notice shall not relieve an Indemnifying Party of its obligations unless, and then only to the extent that, the Indemnifying Party is prejudiced thereby. The Claim Notice shall contain (i) a reasonably detailed description and, if ascertainable, an estimate of the amount of any Damages incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV and an explanation of the basis therefor. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Third-Party Claim, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, delivered within ten (10) Business Days of receipt of a Claim Notice, may assume the defense of any such proceeding with counsel reasonably satisfactory to the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party controls such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Parties advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article IV which is not subject to Section 4.3(a) shall deliver to the Indemnifying Party a written notice which contains (i) a reasonably detailed description of, and an estimate of the amount of any Damages incurred by the Indemnified Party (to the extent ascertainable), and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV and an explanation of the basis therefor. If such dispute is not resolved within 60 days following the delivery by the Indemnified Party of such notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 7.13.

(c) Determination of Claims. For the purpose of determining the Damages with respect to any breach of a representation, warranty or covenant, but not for determining whether there has been a breach of a representation, warranty or covenant, the representations and warranties set forth in this Agreement shall be considered without regard to any materiality or material adverse effect qualification set forth therein.

(d) Mitigation. An Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does give rise to, such Damages.

4.4 Survival.

(a) The representations and warranties of Seller and Buyer set forth in this Agreement shall survive the Closing and the consummation of the Transactions and continue until the [***] month anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties of Seller contained in Sections 2.1, 2.2, 2.3(a), 2.5(a), 2.13 and 2.17 (the “Seller Fundamental Representations”) and of Buyer contained in Sections 3.1, 3.2, 3.3(a), 3.4 and 3.5 (the “Buyer Fundamental Representations,” and together with the Seller Fundamental Representations, the “Fundamental Representations”) shall survive the Closing and the consummation of the Transactions until the [***] anniversary of the Closing Date, at which time they shall expire.

(b) None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking (if any) set forth in such agreement and covenant, at which time they shall expire.

(c) No Party shall have any Liability of any nature with respect to any representation, warranty, agreement or covenant after the expiration thereof; provided, however, that any valid claim that is properly asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) or Section 4.4(b) of the representation, warranty, covenant or agreement that is the basis for such claim shall survive until such claim is finally resolved and satisfied but solely for purposes of the resolution thereof.

(d) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 4.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 4.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

4.5 Limitations.

(a) Except in cases of Fraud on the part of any Party, from and after the Closing, the remedies of the Indemnified Parties under this Article IV and the other remedies expressly set forth in this Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement; provided, however, that this Article IV shall not limit the rights or remedies of any Indemnified Party under, or with respect to the matters contemplated by, any other Transaction Document. Without limiting the generality of the foregoing, in no event shall Buyer or its successors or permitted assigns be entitled to claim or seek recission of the Transactions. Notwithstanding anything to the contrary herein, the representations and warranties of Seller shall not be construed to relate to, and Buyer shall not have any rights to indemnification under this Agreement with respect to claims or Damages arising out of or with respect to, Intellectual Property matters, which such claims or Damages shall be governed exclusively by the License Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply to claims for indemnification pursuant to this Agreement; provided, however, that the following limitations shall not apply with respect to Fraud:

(i) the aggregate Liability of an Indemnifying Party for all Damages under Section 4.1(a) or 4.2(a) (other than for breaches of Fundamental Representations), as applicable, shall not exceed an amount equal to $[***];

(ii) the Indemnifying Party shall be liable under Section 4.1(a) or 4.2(a) (other than for breaches of Fundamental Representations) only in the event that the aggregate Damages resulting from claims under Section 4.1(a) or 4.2(a), as applicable, exceed $[***]; and

(iii) the aggregate Liability of an Indemnifying Party for all Damages under Section 4.1(a) or 4.2(a), as applicable, shall not exceed an amount equal to $[***].

(c) For any Damages for which indemnification under Section 4.1(a) is finally determined and payable by Seller and such claim is not otherwise satisfied by Seller within ten (10) Business Days of the final determination of such claim, such Damages may, at Buyer’s election, be satisfied by set-off of such amounts against any unpaid amounts under the Convertible Notes or any other amounts payable to Seller under the License Agreement; provided, that this clause (c) shall in no way be construed to limit Seller’s obligation to pay Damages to Buyer in cash. Notwithstanding the anything to the contrary herein, (i) in the event that Seller’s aggregate Liability under Section 4.1(a) with respect to breaches of Seller Non-fundamental Representations exceeds $[***], any Liability of Seller under Section 4.1(a) with respect to such breaches shall be satisfied only by set-off of such amounts against any unpaid amounts under the Convertible Notes, and (ii) in the event that Seller’s aggregate Liability under Section 4.1(a) with respect to breaches of Seller Fundamental Representations exceeds $[***], any Liability of Seller under Section 4.1(a) with respect to such breaches shall be satisfied only by set-off of such amounts against any unpaid amounts under the Convertible Notes; provided, however, that in the event that the Convertible Notes have been paid or converted into Ordinary Shares, Seller’s maximum Liability under Section 4.1(a) shall not exceed (i) [***] plus (ii) the amount of [***], but in no event greater than $[***].

(d) The amount of any Damages for which indemnification is provided under this Agreement shall be reduced by any related recoveries under insurance policies or other related third-party payments received by the Indemnified Party or any of its Affiliates, in each case net of the Indemnified Party’s reasonable out-of-pocket costs and expenses of collection and any increases in insurance premiums incurred by the Indemnified Party that result from the applicable insurance claim. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance or other Third-Party Claims to which it may be entitled in connection with any Damages it incurs. If an Indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) Business Days of receiving such insurance or other third-party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Agreement with respect to such claim plus the amount of the insurance or other third-party payments (in each case net of the Indemnified Party’s reasonable out-of-pocket costs and expenses of collection and any increases in insurance premiums incurred by the Indemnified Party that result from the applicable insurance claim), over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Agreement.

4.6 Treatment of Indemnification Payments

. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law.

4.7 Security Agreement.

(a) Each Buyer Party grants and pledges to Seller a continuing security interest in all of the Equipment owned by such Buyer Party and any and all claims, rights and interests in any of such Equipment, all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of such Equipment used or held for use at the GMP Facility (collectively, the “Collateral”) to secure prompt payment and performance by the Buyer Parties of their obligations under this Article IV arising out of, caused by or resulting from, directly or indirectly, the Lease Assignment and Assumption Agreement, the GMP Facility Lease or otherwise with respect to the GMP Facility, including all Damages incurred or suffered by Seller or its Affiliates related thereto (such amounts, the “Secured Damages”). Such security interest constitutes a valid, first-priority security interest in the Collateral and shall remain in effect as such until, and shall terminate automatically on, the date on which any and all Liabilities of Seller under the GMP Facility Lease are fully paid or otherwise terminated as a result of the expiration of the term of such lease or the entry by Buyer into a direct lease with the landlord of the GMP Facility in replacement of the GMP Facility Lease (with a termination of the GMP Facility Lease).

(b) Each Buyer Party authorizes Seller (or its agents or attorneys) to file at any time financing statements, continuation statements and amendments thereto describing the Collateral, which statements may list specific items of Collateral, contain any other information required by the Uniform Commercial Code as in effect in the State of Nevada for the sufficiency of filing office acceptance of any financing statement, continuation statement or amendment, including whether such Buyer Party is an organization, the type of organization and any organizational identification number issued to such Buyer Party, if applicable. Any financing statements filed before the date of this Agreement to perfect Seller’s security interest in the Collateral were authorized by the Buyer Parties and are hereby ratified. Where Collateral is in possession of a third-party bailee (excluding equipment out for repair or with an employee in the ordinary course of business or in transit between locations), each Buyer Party shall take such steps as Seller reasonably requests for Seller to obtain an acknowledgment, in form and substance reasonably satisfactory to Seller. Each Buyer Party shall take such other actions as Seller in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the liens and security interests granted in this Agreement and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(c) For any Secured Damages for which indemnification under Section 4.2 is finally determined and payable by the Buyer Parties and such claim is not otherwise satisfied by the Buyer Parties within ten (10) Business Days of the final determination of such claim, Seller may, at its election, do any one or more of the following, all of which are authorized by the Buyer Parties:

(i) Make such payments and do such acts as Seller considers necessary or reasonable to protect its security interest in the Collateral. Each Buyer Party agrees to assemble the Collateral if Seller so requires and to make the Collateral available to Seller as Seller may designate. Each Buyer Party authorizes Seller to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in Seller’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(ii) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;

(iii) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Buyer Party’s premises) as Seller determines is commercially reasonable, and apply any proceeds to the payment of the Buyer Parties’ indemnification obligations in whatever manner or order Seller deems appropriate. If notice of intended disposition of any Collateral is required by applicable law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Seller may sell the Collateral without giving any warranties as to the Collateral. Seller may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Seller sells any of the Collateral upon credit, the Buyer Parties will be credited only with payments actually made by the purchaser, received by Seller and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Seller may resell the Collateral and the Buyer Parties shall be credited with the proceeds of the sale;

(iv) credit bid and purchase at any public sale;

(v) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the

Buyer Parties’ indemnification obligations and without regard to the solvency of any Buyer Party or any other person;

(vi) demand and receive possession of any Buyer Party’s books and records relating to the Collateral; and

(vii) comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(d) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Buyer Parties. Seller has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage, or destruction of the Collateral shall be borne by the Buyer Parties.

ARTICLE V

TAX MATTERS

5.1 Apportionment of Certain Taxes

. Any real property, personal property, or other similar ad valorem Taxes levied with respect to any of the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and Buyer shall be responsible for and pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning and including the day after the Closing Date. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.1 together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. Thereafter, upon receipt of any bill for such Taxes, Buyer or Seller, as applicable, shall notify the other Parties setting forth the amount of reimbursement to which it shall be entitled under this Section 5.1 upon payment of such bill, together with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Payment of such reimbursement amount shall be made by the Party owing reimbursement to the Party to which it owed within ten (10) days after delivery of such statement. In the event that Seller or Buyer shall make any payment for which such party is entitled to reimbursement under this Section 5.1, the other Party shall make such reimbursement promptly, but in no event later than [***] days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

5.2 Transfer Taxes

. Seller shall be responsible for the payment of any transfer (including all personal property transfer), sales, use, stamp, conveyance, value added, recording, registration, documentary, excise,

filing and other similar non-income Taxes and administrative fees (including interest and penalties thereon and notary fees) (“Transfer Taxes”) arising in connection with the consummation of the Transactions. Notwithstanding the foregoing or anything to the contrary herein, Buyer shall be responsible for the payment of one hundred percent (100%) of all non-U.S. Transfer Taxes, including any Australian goods and services Tax, arising in connection with the consummation of the Transactions. Seller will file all necessary Tax Returns and other documentation with respect to all U.S. federal, state, and local Transfer Taxes, fees and charges and Buyer will file all necessary Tax Returns or other documentation with respect to all non-U.S. Transfer Taxes, fees and charges. To the extent required by Law, each Party will join the other in the execution of any such Tax Returns and other documentation.

5.3 Cooperation

. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any Tax audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or Tax, including any audit or Tax working papers (to the extent required to secure access to working papers related to any Taxable period beginning prior to Closing, upon request of any third party responsible for the preparation or production of such work papers, Seller and Buyer shall provide customary releases, exculpation and/or indemnification in favor of such third party). The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets and shall deliver such documents as are necessary to carry out the intent of this Section 5.3. In addition, Buyer and Seller, with respect to the documents referred to in this Section 5.3, agree to maintain such records for a period of [***] years from the Closing Date and each such Party agrees to afford the other reasonable access to such records during normal business hours. Each Party will notify the other Parties before the proposed destruction of such records prior to such records destruction and give the other Parties a reasonable opportunity to obtain copies of such records prior to their destruction.

ARTICLE VI
OTHER AGREEMENTS

6.1 Access to Information and Records; Record Retention; Cooperation.

(a) Access to Information and Records. Subject to compliance with contractual obligations and applicable Laws, following the Closing, each Party shall afford to the other Parties and to the other Parties’ Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all Laboratory Records and all other non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession of (or readily accessible to) such Party or its Affiliates, exclusively relating to the Acquired Assets prior to the Closing, insofar as such access is reasonably required by any other Party. Information may be requested under this Section 6.1(a) for research and drug development purposes, financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, prosecuting any claim for refunds, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim, performing this Agreement and the Transactions, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Parties, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Acquired Assets or the Continuing Employees prior to the Closing or for any other matter referred to in Section 6.1(a).

(c) Retrieval and Use of Excluded Assets.

(i) For a period of [***] days following the Closing, Seller shall have reasonable access to the Leased Real Property during normal business hours or, with the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed), at other times outside of normal business hours, in order to utilize, maintain, service, repair or remove from the Leased Real Property any Excluded Assets. To the extent any Excluded Assets remain on the Leased Real Property during such period following the Closing, Buyer shall not, without the prior written consent of Seller, access, use, dispose of, sell, damage or destroy any such Excluded Assets.

(ii) The rights set forth in this Section 6.1(c) are in furtherance and not in limitation of Seller’s license rights included in the Lease Assignment and Assumption Agreement.

(d) Reimbursement. A Party providing Information or personnel to another Party under Section 6.1(a) or Section 6.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(e) Retention of Records. Except as otherwise required by Law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve copies of all Information in its possession pertaining to the Acquired Assets prior to the Closing until [***]. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Parties to deliver copies of such Information to the other Parties and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(f) Preparation of Seller Financial Statements. Following the Closing, Buyer shall prepare and provide to Seller and its subsidiaries (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) all information relating to the Acquired Assets reasonably required for Seller and its subsidiaries for preparing financial statements of Seller and its subsidiaries for all fiscal periods that precede or include the Closing Date. In furtherance thereof, Buyer shall use its commercially reasonable efforts to ensure that Seller and its subsidiaries (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) will be provided with full unrestricted access to the Acquired Assets, its financial management, including the financial directors involved with the Acquired Assets and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 6.1(f).

(g) Retained Records. Seller may retain copies of all books, records and other written materials included in the Acquired Assets and any other books, records and written materials included in any electronic data room or that are otherwise in the possession or under the control of Seller relating to the Acquired Assets or the Assumed Liabilities.

6.2 Retained Marks

. From and after the Closing, neither Buyer nor any Affiliate thereof shall have any right to use any Retained Mark, and Buyer shall (and shall cause each of its Affiliates to) cease all use of each Retained Mark. “Retained Marks” means all business names, trade names, trademarks and domain names of Seller or any Affiliate of Seller, any derivative thereof, or any word that is similar in sound or appearance to any of the foregoing or is otherwise confusingly similar thereto and, for the avoidance of doubt, shall include all business names trade names, trademarks and domain names consisting of, or that include, the name “PRECISION BIOSCIENCES.”

6.3 Payment of Certain Monies

. In the event that Seller or Buyer (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any liability of the other Parties, such Party shall be reimbursed for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. Each Party shall promptly forward to the other Parties all monies received by it or its Affiliates following the Closing with respect to any asset of the other Parties promptly (and in any event within thirty (30) days) after receipt thereof.

6.4 Employee Matters.

(a) Buyer shall, or shall cause an Affiliate to, make an offer of employment to each Target Employee set forth on Schedule 6.4(a) (including all such Target Employees on leave), with such offered employment to be effective as of immediately following the termination of such Target Employee by Seller. Each such Target Employee who accepts such offer of employment no later than the Employee Termination Date and becomes an employee of Buyer, or one of its Affiliates shall be referred to herein as a “Continuing Employee.” The initial terms of employment or continued employment for each Continuing Employee shall provide for (i) a position consistent with such Continuing Employee’s position as of immediately prior to Closing and on terms consistent with those set forth in this Section 6.4, (ii) a base salary or wage rate that is not less than the base salary or wage rate in effect for such Continuing Employee immediately prior to the Closing, (iii) annual target bonus opportunity and long-term target incentive opportunities that are, in the aggregate no less favorable than those provided to such Continuing Employee immediately prior to Closing, (iv) severance benefits that are no less favorable than the greater of (A) the severance benefits that would have been applicable to such Continuing Employee under a Target Benefit Plan in effect as of immediately prior to the Closing or (B) the severance benefits applicable to similarly-situated employees of Buyer or its Affiliates, and (v) other employee benefits that are comparable in the aggregate to those provided by Seller to such Continuing Employee immediately prior to the Closing with coverage under, and participation in, Buyer’s benefit plans or programs to commence immediately upon a Continuing Employee’s commencement of employment with Buyer or an Affiliate of Buyer. Notwithstanding the immediately foregoing subsection (v), the Parties acknowledge that the Continuing Employees will remain eligible for group health coverages under Seller’s group health through August 31, 2023 (the “Run-Out Coverage Period”), and Buyer may accordingly satisfy its employee benefit coverage obligations hereunder provided benefits coverages for Continuing Employees begin under Buyer’s benefit plans effective September 1, 2023. Subject to applicable Law, nothing herein shall be deemed to alter the at-will status of any Continuing Employee. Seller shall terminate the employment of each Continuing Employee effective as of 11:59 p.m. on the third calendar day following the Closing Date (the “Employee Termination Date”), and Seller shall be responsible for any severance or separation benefits that become due to any Continuing Employee as a result of his or her termination by Seller on the Employee Termination Date.

(b) Seller shall take, or shall cause to be taken, all actions required to release or cause to be released, each Continuing Employee, effective at or before the Closing, from any contract with, or other obligation to, Seller to the extent (and only to the extent) such contract or obligation imposed by Seller limits or restricts such Continuing Employee from being employed by or providing services to Buyer or any of its Affiliates, or otherwise engaging in the ownership or use of the Acquired Assets on behalf of Buyer or any of its Affiliates.

(c) From and after the Employee Termination Date, and where applicable with respect to any Employee Benefit Plan or compensation arrangement maintained by or on behalf of Buyer or any Affiliate of Buyer, with respect to each Continuing Employee, and without limiting the employment obligations or terms set forth above in Section 6.4(a), (a) Buyer shall recognize and honor, or cause to be recognized and honored, any service credit accrued or recognized by Seller or any Affiliate thereof as of such date for purposes of determining eligibility and vesting, as well as for purposes of determining the amount of PTO to which a Continuing Employee is entitled (but not for purposes of determining the amount of benefits under any Employee Benefit Plan or compensation arrangement maintained by or on behalf of Buyer or any Affiliate of Buyer), to the same extent and for the same purpose as such service was credited under the corresponding Target Benefit Plan, except to the extent that such credit would result in the duplication of benefits for the same period of service; (b) Buyer shall recognize and honor, or cause to be recognized and honored, PTO that was accrued or recognized by Seller as of such date with respect to such Continuing Employee (or, to the extent honoring PTO in kind is limited or prohibited by Law after commercially reasonable accommodation by Buyer or an Affiliate of Buyer for employee consent or similar procedures, pay each affected Continuing Employee the accrued value of his or her accrued PTO in cash); and (c) Buyer shall use, or cause to be used, all commercially reasonable efforts to cause the applicable group health plan maintained by or on behalf of Buyer or an applicable Affiliate of Buyer to recognize and credit amounts paid by such employees under an applicable Target Benefit Plan towards satisfying deductible expense requirements and out-of-pocket expense limits during the portion of the calendar year prior to the Employee Termination Date, for purposes of an analogous welfare benefit plan maintained by or on behalf of Buyer or any Affiliate of Buyer in which an employee participates, as if such amounts had been paid in accordance with such Buyer plan for the same plan year; provided that the applicable plan administrator under each such Target Benefit Plan shall have timely provided Buyer with validated information that allows Buyer to recognize and credit, or cause to be recognized and credited, such amounts with respect to each applicable group health plan maintained by Buyer or its Affiliates (including credit for positive account balances within any health flexible spending accounts (FSAs), as applicable). Buyer and Seller agree that, where applicable with respect to any medical or dental benefit plan of Buyer or an Affiliate of Buyer, Buyer shall use, or cause to be used, all commercially reasonable efforts to cause such Buyer plan to waive, with respect to each Continuing Employee, any eligibility requirements, waiting periods, or pre-existing condition exclusion to the extent such items were inapplicable, waived, or satisfied by such employee under the applicable Target Benefit Plan prior to the Closing Date.

(d) To the extent permitted by Law and Buyer’s benefits plans, Buyer shall provide, or cause to be provided, continuation health care coverage to all Continuing Employees (and their respective qualified beneficiaries) who experience (or would be deemed to experience a “qualifying event” with Buyer while covered under Seller’s group health or welfare plans during any Run-Out Coverage Period through August 31, 2023) a “qualifying event” after the Employee Termination Date while employed with Buyer or any of its Affiliates, in accordance with and to the extent required under the continuation health care coverage requirements of COBRA. Seller shall make commercially reasonable efforts to cooperate with Buyer with regard to Buyer’s commitments under the prior sentence. Except as required to be provided by Buyer pursuant to the first sentence of this subsection (d), Seller shall be responsible for providing continuation coverage and all related notices to the extent required by applicable Law to any Target Employee (and their respective qualified beneficiaries) who experience a “qualifying event” under COBRA on or before the Closing Date and to whom Seller, as of immediately prior to the Closing Date, is (a) providing COBRA coverage or (b) under an obligation to provide such coverage at the election of such individual (or his or her qualified beneficiary) based on a termination of employment on or prior to the Closing Date.

(e) With respect to each Continuing Employee who participates in the Precision Biosciences, Inc. 401(k) Plan (the “401(k) Plan”), Buyer shall permit (or shall cause its Affiliates to permit) each such Continuing Employee to participate in and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code including loans) in an amount equal to the full account balance (including participant plan loans) distributable to such Continuing Employee from the 401(k) Plan to a 401(k) plan maintained by or on behalf of Buyer or its Affiliates no later than September 1, 2023.

(f) With respect to Continuing Employees eligible to receive a Form W-2 and pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004‑53, 2004‑2 C.B. 320, (a) Buyer and Seller shall report, or cause to be reported, on a predecessor/successor basis as set forth therein; (b) Seller will not be relieved from filing a Form W‑2 with respect to any Continuing Employees; and (c) Buyer will undertake to file (or cause to be filed) a Form W‑2 for each such Continuing Employee with respect to the portion of the year during which such Continuing Employee is employed by Buyer or an Affiliate of Buyer, excluding the portion of such year that such Continuing Employee was employed by Seller. Buyer acknowledges and covenants that Buyer or an Affiliate of Buyer will be able to process payroll and all related functions for Continuing Employees, including payroll for the period worked for Buyer between immediately following Employee Termination Date and August 31, 2023, no later than August 31, 2023.

(g) Buyer and Seller shall comply, and cause their Affiliates to comply, with all applicable Laws relating to the hiring of Target Employees by Buyer or its Affiliates, including all applicable discrimination and leave Laws. Buyer shall provide, or cause to be provided, any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Continuing Employees that occur after the Closing Date. In accordance with 29 U.S.C. 2101(b)(1), Seller shall provide any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Target Employees that occur on or prior to the Closing Date, provided that Seller and Buyer acknowledge that in light of Buyer’s obligation to make, or cause to be made, offers of employment to all of the Target Employees, with employment with Buyer to be effective immediately following the Employee Termination Date, it is their intent that no such employee will suffer an “employment loss” within the meaning of the WARN Act.

(h) Nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or modification of any Employee Benefit Plan; (ii) without limiting the generality of Section 7.2, give any person (including any current or former employee or any other individual associated therewith or any Employee Benefit Plan or trustee thereof) other than a Party any right to enforce the provisions of this Section 6.4; (iii) modify the at-will nature of any at-will employee’s employment; or (iv) obligate Seller or Buyer or any of their respective Affiliates to (A) maintain any particular Employee Benefit Plan, (B) refrain from amending or terminating any particular Employee Benefit Plan, (C) retain the employment of any particular employee or (D) refrain from changing the terms and conditions of employment.

(i) Prior to Closing, Seller shall take such actions as may be necessary or appropriate to extend the vesting terms of all restricted stock units of Seller held by any Continuing Employees so that such awards survive and continue to vest while the Continuing Employee remains an employee of Buyer, as if such Continuing Employee had remained employed by Seller. Buyer agrees to notify Seller within five (5) days of the termination of any Continuing Employee.

6.5 GMP Facility Usage

Without limiting Seller’s other rights set forth herein and in the other Transaction Documents, Seller shall have the right to use the GMP Facility following the Closing as set forth in Schedule 6.5; provided, that Seller will use commercially reasonable efforts to ensure that such usage does not unduly interfere with Buyer’s operation of the GMP Facility.

6.6 Deferred Assets.

As provided in the Transition Services Agreement, following the Closing, Seller shall assist the Buyer in replacing the Shared Contracts. As of the Closing Date, the [***] Equipment shall constitute an Excluded Asset and the [***] Agreements shall constitute Shared Contracts. The Parties acknowledge and agree that, from and after the Closing, Seller will use commercially reasonable efforts to maintain in effect, and (subject to compliance with the [***] Agreements) provide Buyer the benefits under, the [***] Agreements until such time as Buyer has either assumed the [***] Agreements or entered into replacement agreements directly with [***], and the Parties shall reasonably cooperate and use commercially reasonable efforts to obtain consent from [***] to assign the [***] Agreements to Buyer, including any amendments thereto on which the Parties mutually agree; provided, that (a) in no event shall the foregoing require the payment of money by Seller to [***] or otherwise except as specifically set forth in this Agreement, and (b) Seller shall retain the right to use the [***] Equipment until (i) such consent has been obtained and (ii) Buyer is fully authorized and able to operate and use the [***] Equipment. Notwithstanding anything to the contrary in this Agreement, following the Closing, Seller shall be responsible for paying, and shall pay, to [***] only those Milestone Payments under the [***] License (as in effect on the date hereof) that become payable for the first Indication of “[***]” (i.e., the $[***], and the $[***]). Seller will be entitled to use all credits that have accrued under the [***] License prior to the Closing Date when making any such payment, and the Buyer Parties will not use any credit that accrued under the [***] License prior to the Closing Date, including the credits described on Section 2.7(c) of the Disclosure Schedule. Buyer shall be responsible for all other payments that become payable to [***] under or in connection with the [***] License after the Closing Date, and all such amounts shall constitute Assumed Liabilities hereunder. Capitalized terms used in this Section 6.6 but not defined in this Agreement have the meaning given to them in the [***] License.

ARTICLE VII.
MISCELLANEOUS

7.1 Press Releases and Announcements

. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement or the Transactions without the prior written approval of the other Parties (such consent not to be unreasonably withheld or delayed), unless that Party is required by applicable Law, rules or regulations of any applicable Governmental Entity or national securities exchange to issue a press release or public disclosure and is not reasonably able to first consult with and obtain consent from, the other Parties within the required timeframe, in which case, the Party must use commercially reasonable efforts (having regard to its obligations under applicable Law, rules or regulations of any applicable Governmental Entity or national securities exchange) to provide the other Parties with a copy of the press release or public disclosure before it is made. Notwithstanding the foregoing, no such approval or consultation shall be required in connection with any press release or public disclosure by a Party or an Affiliate of a Party if the contents of such press release or public disclosure is limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement or another Transaction Document.

7.2 No Third-Party Beneficiaries

. Except as required by applicable Law or otherwise expressly provided herein (including pursuant to Article IV), this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.3 Action to be Taken by Affiliates

. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement or the other Transaction Documents to be performed by such Affiliates.

7.4 Entire Agreement

. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof and thereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement or the other Transaction Documents. The Exhibits, Schedules and Disclosure Schedule are incorporated herein by reference and made a part hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall terminate in its entirety effective upon the Closing.

7.5 Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that for the avoidance of doubt Seller may transfer the Closing Ordinary Shares and its rights in connection therewith in accordance with the provisions of this Agreement and the other Transaction Documents and Seller may assign its rights and delegate its obligations under this Agreement in the event that Seller is permitted to assign its rights or delegate its obligations under the License Agreement.

7.6 Notices

. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt, (b) if sent by nationally or internationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email, on the date sent to such recipient if sent during the normal business hours of the recipient, and on the next Business Day if sent after the normal business hours of the recipient, and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as the applicable Party shall provide by like notice to the other Parties:

If to Buyer: Imugene Limited ABN 99 009 179 551 Suite 12.01, Level 12 4-6 Bligh Street Sydney NSW 2000	Copy to: Locke Lord LLP 2800 Financial Plaza Providence, Rhode Island 02903 Email: Douglas.Gray@lockelord.com Attention: Douglas G. Gray, Partner

AUSTRALIA Email: [***] Attention: Leslie Chong
If to Seller: Precision Biosciences, Inc. 302 East Pettigrew St. Durham, NC 27701, U.S.A. Email: [***] Attention: Cindy Atwell, Chief Business Officer

Copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Email: jtherien@smithlaw.com; harmstrong@smithlaw.com

Attention: John Therien; Heyward Armstrong

7.7 Amendments and Waivers

. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.8 Severability

. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement, (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof, (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom, and (d) in lieu of such invalid, unenforceable or illegal provision, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of this Agreement.

7.9 Expenses

. Except as otherwise specifically provided to the contrary in this Agreement or the other Transaction Documents, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

7.10 Bulk Transfer Laws

. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the Transactions, and Buyer agrees that it shall not make or permit to be made any filings under or with respect to any such laws in any jurisdiction.

7.11 Specific Performance

. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

7.12 Governing Law

. This Agreement and the other Transaction Documents (except as may otherwise be specifically set forth therein) shall be interpreted and construed in accordance with the Laws of the State of New York. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement and the Transaction Documents (except as may otherwise be specifically set forth therein), whether sounding in contract, tort, or statute, shall be governed by the Laws of the State of New York, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement or any other Transaction Document.

7.13 Submission to Jurisdiction

. Each Party hereby (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, any state court sitting in the City of New York, New York in any action or proceeding arising out of or relating to this Agreement or the Transaction Documents (except as may otherwise be specifically set forth therein), (ii) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Transaction Documents (except as may otherwise be specifically set forth therein) in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Parties with respect thereto. Any Party may make service on the other Parties by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.6. Nothing in this Section 7.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

7.14 WAIVER OF JURY TRIAL

. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

7.15 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”) has acted as counsel to Seller and its Affiliates in connection with the negotiation of this Agreement and the Transactions. Buyer hereby consents and agrees to Smith Anderson representing Seller and any of its Affiliates (collectively, the “Seller Parties”) or any director, shareholder, officer or employee of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Affiliates. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with Smith Anderson’s representation of the Seller Parties prior to and after the Closing. Buyer represents that Buyer’s legal counsel has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Smith Anderson and Buyer’s consent with respect to this waiver is fully informed.

(b) Buyer further agrees that all pre-Closing communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever between or among Smith Anderson, on one hand, and Seller, or any of its directors, officers, employees or other representatives, on the other hand, to the extent related in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer.

(c) Notwithstanding the foregoing, if a dispute arises between Buyer, on the one hand, and a third party other than a Seller Party on the other hand, Buyer may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties or Buyer to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of Seller. If Buyer is legally required by order of any Governmental Entity or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, Buyer shall as soon as reasonably practicable notify Seller in writing (including by making specific reference to this Section 7.15) so that Seller can seek a protective order, and Buyer agrees to use commercially reasonable efforts, at the Seller Parties’ expense, to assist therewith.

(d) To the extent that files or other materials maintained by Smith Anderson that contain Privileged Deal Communications constitute property of its clients, only the Seller Parties shall hold such property rights and Smith Anderson shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between Smith Anderson, on the one hand, and the Buyer, on the other hand.

(e) Buyer agrees that it will not use any Privileged Deal Communications against the Seller Parties in connection with any dispute between Seller, on the one hand, and Buyer, on the other hand, with respect to this Agreement or the Transactions.

(f) This Section 7.15 is intended for the benefit of, and shall be enforceable by, Seller and Smith Anderson. This Section 7.15 shall be irrevocable, and no term of this Section 7.15 may be amended, waived or modified without the prior written consent of Seller and Smith Anderson.

7.16 Construction; Certain Definitions.

(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a person are also to its successors and permitted assigns; (vii) references to an “Article,” “Section,” “Exhibit,” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (viii) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (ix) references to “person” shall be construed broadly and include any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity, and (x) except as otherwise expressly set forth herein, references to hours, time of day, days or date mean the local time, days or date in Durham, North Carolina, United States of America. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“401(k) Plan” has the meaning set forth in Section 6.4(e).

“Acquired Assets” has the meaning set forth in Section 1.1(a).

“Acquired Contracts” has the meaning set forth in Section 1.1(a)(i).

“Affiliate” means, with respect to any person, any entity that, at the relevant time (whether as of the Closing Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person. For purposes of this definition of Affiliate, “control” means (i) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (ii) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity. Notwithstanding anything to the contrary in this Agreement or the other Transaction Document, Buyer and Seller shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 1.2(b).

“Allocation Schedule” has the meaning set forth in Section 1.2(b).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and any applicable foreign or supra-national antitrust and competition laws.

“Assumed Liabilities” has the meaning set forth in Section 1.1(c).

“Australian Royalty Withholding Tax” means an amount required to be deducted or withheld from a royalty under Division 11A of Part III of the Income Tax Assessment Act 1936 (Cth) or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 1.3(b)(i).

“Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York or Sydney, Australia are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Convertible Securities” has the meaning set forth in Section 3.4(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 4.4(a).

“Buyer Material Adverse Effect” means any event, change, effect, development or circumstance that (i) has a material adverse effect on the business, financial condition or results of operations of Buyer, taken as a whole, or (ii) would reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the Transactions.

“Buyer Shareholders” means holders of issued and outstanding ordinary shares of Buyer.

“Claim Notice” has the meaning set forth in Section 4.3(a).

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash Consideration” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Code” has the meaning set forth in Section 1.2(b).

“Collateral” has the meaning set forth in Section 4.7(a).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated June 19, 2023, previously entered into between Buyer Parent and Seller.

“Continuing Employees” has the meaning set forth in Section 6.4(a).

“Contract” means any written or oral agreement, undertaking, contract, lease, sublease, license, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, or other arrangement, understanding, permission or commitment that, in each case, is legally-binding.

“Convertible Note Subscription Deed” has the meaning set forth in Section 1.2(a).

“Convertible Notes” has the meaning set forth in Section 1.2(a).

“Damages” means any debts, losses, costs, damages, liabilities, expenses, fines, fees, penalties, deficiencies, obligations, actions, demands, judgments and settlements, including reasonable and documented out-of-pocket legal fees and expenses, interest, court costs, costs of investigators, reasonable and documented out-of-pocket fees and expenses of accountants, financial advisors and other experts, and other reasonable and documented out-of-pocket expenses of investigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of Third-Party Claims, but excluding lost profits, diminution in value, speculative, exemplary, special or punitive damages (except, in each case, to the extent paid to a third party in connection with a Third-Party Claim).

“Deferred Consent” has the meaning set forth in Section 1.4.

“Deferred Item” has the meaning set forth in Section 1.4.

“Disclosure Schedule” has the meaning set forth in Article II.

“EEOC” has the meaning set forth in Section 2.9(c).

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee Benefit Plan” has the meaning set forth in Section 2.10(a).

“Employee Termination Date” has the meaning set forth in Section 6.4(a).

“Enforceability Exceptions” has the meaning set forth in Section 2.2.

“Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, Permits, rules, ordinances, and principles of common law relating to pollution or the protection of the environment, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et. seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et. seq.), Clean Air Act (42 U.S.C. § 7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et. seq.), and other similar foreign, state and local statutes and common law.

“Environmental Permits” has the meaning set forth in Section 2.12(a).

“Equipment” has the meaning set forth in Section 1.1(a)(iii).

“ERISA” has the meaning set forth in Section 2.10(a).

“ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“European Union” means, collectively, the European Union as a legal entity and the countries that are officially recognized as member states of the European Union, in each case as of the date of this Agreement.

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning set forth in Section 1.1(d).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Fraud” means actual and intentional fraud with the intent to deceive and mislead, all as defined under the laws of the State of New York, with respect to the making of the representations or warranties contained in Article II and Article III. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” has the meaning set forth in Section 4.4(a).

“GAAP” means United States generally accepted accounting principles.

“GMP Assets” has the meaning set forth in Section 1.1(a)(ii).

“GMP Facility” has the meaning set forth in Section 1.3(b)(ii).

“GMP Facility Lease” means that certain Lease dated October 2, 2018, as amended by that certain First Amendment to Lease dated December 23, 2019, as further amended by that certain Second Amendment to Lease dated March 13, 2020, and as further amended by that certain Third Amendment to Lease dated June 15, 2020, as further amended, for certain premises containing approximately 33,828 rentable square feet on the first (1st) floor located in the building known as Biopoint Innovation Labs located at 20 TW Alexander Drive, Research Triangle Park, North Carolina 27709, which is included as an Acquired Contract and is being assigned to Buyer pursuant to the Lease Assignment and Assumption Agreement.

“Governing Documents” means, (a) any certificate or articles of incorporation, constitution, certificate of formation, articles of organization, bylaws or limited liability company agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Governmental Entity” has the meaning set forth in Section 2.3(b).

“Guaranty Agreement” has the meaning set forth in Section 1.3(b)(vii).

“Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof which is or may be hazardous to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls, and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now listed, defined or regulated in any matter by any Environmental Law based upon such properties or effects.

“Indebtedness” means, with respect to any person at any date, any amounts owed, without duplication, in respect of (a) obligations of such person for borrowed money (excluding any trade payables, accounts payable and any other current liabilities), (b) obligations of such person in respect of letters of credit to the extent drawn, (c) obligations of such person evidenced by bonds, debentures, notes or similar instruments (other than performance, surety and appeal bonds in respect of which such person’s liability remains contingent), (d) finance lease obligations of such person (as accounted for in accordance with GAAP), and (e) accrued interest, penalties or fees related to any of the foregoing, including any prepayment premiums, penalties and any other fees or expenses paid or payable to satisfy such Indebtedness. For the avoidance of doubt, Indebtedness does not include any Liabilities arising out of, relating to or in connection with the Assigned Contracts, including the GMP Facility Lease.

“Indemnified Party” has the meaning set forth in Section 4.3(a).

“Indemnifying Party” has the meaning set forth in Section 4.3(a).

“Independent Accountant” means PricewaterhouseCoopers LLP, or if such firm does not accept such appointment, such other independent firm mutually agreed upon by Buyer and Seller.

“Information” has the meaning set forth in Section 6.1(a).

“Intellectual Property” means all Intellectual Property rights and other proprietary rights in any jurisdiction throughout the world, including (a) patents; (b) inventions, trade secrets, know-how and other confidential or proprietary Information; (c) copyrights and copyright applications, copyrightable works, moral rights, rights of paternity or integrity or similar rights; (d) trademarks; (e) registrations and applications for any of the foregoing; (f) data, results and reports related to any clinical trial, whether published or unpublished; (g) any additions, advances, changes, derivatives, improvements, enhancements, refinements or modifications made to any of the foregoing; and (h) all other intellectual property, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights.

“Inventory” has the meaning set forth in Section 1.1(a)(iv).

“Knowledge of Seller”, “Seller’s Knowledge” and words or phrases of similar meaning mean the actual knowledge on the date hereof of the persons listed on Schedule 7.16(b)-1, upon reasonable inquiry, and shall not refer to the knowledge of any other person.

“Laboratory Assets” has the meaning set forth in Section 1.1(a)(iii).

“Laboratory Facilities” has the meaning set forth in Section 1.3(b)(ii).

“Law” means any statute, code, directive, ordinance, rule, regulation, award, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, enacted or promulgated, or an order issued or rendered, in each case, by any Governmental Entity.

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 1.3(b)(ii).

“Leased Real Property” has the meaning set forth in Section 1.3(b)(ii).

“Leases” has the meaning set forth in Section 2.6.

“Liabilities” means liabilities, obligations and commitments.

“License Agreement” has the meaning set forth in Section 1.3(b)(iii).

“[***]” has the meaning set forth in Section 2.7(c).

“[***] Agreements” means the [***] License and any related quality or similar agreements with respect thereto.

“[***] Equipment” means all Equipment licensed to Seller pursuant to the [***] Agreements.

“[***] License” means that certain License Agreement by and between Seller, and [***], dated November 12, 2018, as amended.

“Ordinary Shares” has the meaning set forth in Section 3.4(a).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations of thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Permits” means all authorizations, licenses, permits, franchises, privileges, certificates, Regulatory Approvals and other authorizations of any Governmental Entity.

“Personal Data” or “Personal Information” shall have the meaning of such term or like terms set forth in each of the applicable U.S. Privacy Laws that describes, covers or defines data that identifies or can be used to identify individuals, including that in the California Consumer Privacy Act of 2018, as amended.

“Privacy Requirements” shall mean all applicable U.S. Privacy Laws and the requirements of contracts to which Seller is a party, including the Payment Card Industry Data Security Standard.

“Privileged Deal Communications” has the meaning set forth in Section 7.15(b).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Registration Rights Agreement” has the meaning set forth in Section 1.3(b)(vi).

“Regulatory Approvals” means all Permits necessary for the manufacturing, use, storage, import, export, transport, marketing, distribution or sale of any Product in a country or regulatory jurisdiction, but excluding any pricing or reimbursement approval.

“Regulatory Authority” means the FDA or any health regulatory authority in the European Union that is a counterpart to the FDA and holds responsibility for granting Regulatory Approvals for any Product in the European Union, including the EMA.

“Residuals” has the meaning set forth in Section 1.1(b).

“Retained Marks” has the meaning set forth in Section 6.2.

“Run-Out Coverage Period” has the meaning set forth in Section 6.4(a).

“Security Interest” has the meaning set forth in Section 2.5.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 4.4(a).

“Seller Non-fundamental Representations” means the representations and warranties of Seller set forth in Article II, except for the Seller Fundamental Representations.

“Seller Parties” has the meaning set forth in Section 7.15(a).

“Shared Contracts” means the Contracts set forth on Schedule 7.16(b)-2.

“Smith Anderson” has the meaning set forth in Section 7.15(a).

“Sublease Agreement” has the meaning set forth in Section 1.3(b)(ii).

“Target Benefit Plans” has the meaning set forth in Section 2.10(a).

“Target Employees” means the employees of Seller set forth on Schedule 6.4(a).

“Target Material Adverse Effect” has the meaning set forth in Section 2.1.

“Tax Returns” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the Laws relating to any Tax.

“Taxes” means any and all federal, state, local or non-US taxes, including charges, fees, levies, deficiencies other assessments of whatever kind or nature including all net income, alternative or add-on minimum, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, paid-up capital, lease, withholding, social security, retirement, employment, unemployment, estimated, severance, stamp, occupation, environmental, windfall profits, use, service, net worth, premium, escheat, abandoned property, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments, deposits or charges of any kind whatsoever, imposed by any taxing authority, including any Liability for Tax incurred or borne, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United Statement Law), as a transferee or successor, or by contract, or otherwise, together with any interest, penalties or additions to Tax relating thereto.

“Third-Party Claim” has the meaning set forth in Section 4.3(a).

“Transaction Costs” shall mean any costs and expenses incurred by Seller in connection with the sale of the Acquired Assets or the process leading up to such sale, including, the preparation of this Agreement and the Transaction Documents, including all fees and expenses of legal counsel, all compensation in the nature of retention bonuses and any D&O insurance not already paid for as of the date hereof. Notwithstanding anything to the contrary in the foregoing, Transaction Costs do not include any costs or expenses incurred by, or that are otherwise the responsibility of, the Buyer Parties under or in connection with this Agreement or any other Transaction Document.

“Transaction Documents” means this Agreement, the License Agreement, the Lease Assignment and Assumption Agreement, the Convertible Note Subscription Deed, the Note Deed Poll, the Convertible Notes, the Transition Services Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Guaranty Agreement and any other agreement, certificate or instrument executed or delivered in accordance with, in connection with or required by this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Transition Services Agreement” has the meaning set forth in Section 1.3(b)(iv).

“U.S. Privacy Laws” shall mean all rules, regulations, codes, orders, decrees, guidelines, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the U.S. or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing that relate to privacy, data protection or data transfer issues, including all implementing laws, ordinances, regulations, or guidelines, including the Health Insurance Portability and Accountability Act (HIPAA) of 1996, as amended; the Health Information Technology for Economic and Clinical Health (HITECH) Act; and all applicable state privacy, security, data protection and destruction, and data breach notification statutes and regulations, including the California Consumer Privacy Act of 2018, as amended.

“WISP” has the meaning set forth in Section 2.14(b).

7.17 Counterparts; Electronic Signatures

. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Parties.

7.18 Time is of the Essence

. Time is of the essence of this Agreement and the performance of the Parties’ respective rights and obligations hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

PRECISION BIOSCIENCES, INC.

By: /s/ Michael Amoroso

Print Name: Michael Amoroso

Print Title: President & Chief Executive Officer

BUYER:

IMUGENE (USA) INC.

By: /s/ Paul Hopper

Print Name: Paul Hopper

Print Title: President

BUYER PARENT:

IMUGENE LIMITED

By: /s/ Leslie Chong

Print Name: Leslie Chong

Print Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IF " DOCVARIABLE "SWDocIDLocation" " = "1" " DOCPROPERTY "SWDocID" 134111405v.14" ""